Exhibit 99.1--Footnotes

(1) Mr.  Eisenberg  resigned  as a director  of the issuer on May 10,  2005.  In
connection  with  his  resignation,   the  issuer's  board  of  directors  voted
unanimously to accelerate the vesting of 7,100 shares of Common Stock subject to the  option  granted to Mr.  Eisenberg  on June 23,  2004 to become  immediately exercisable  as of May 10, 2005.  The balance of 21,600  shares  subject to such option  expired  in  accordance  with the  terms of the  option  grant  upon Mr.
Eisenberg's resignation.

(2) Reports a sale by Seed Management  Associates Ltd., a Cayman Islands company limited by shares ("SMA"). Mr. Eisenberg is a principal of SMA, which previously held a note  convertible  into 6,667  shares of Common  Stock of the issuer at a conversion  price of $3.75 per share.  In  connection  with its  initial  public offering,  the issuer repaid one-half of the  outstanding  balance of such note, and the remaining  balance of the note was converted into 3,334 shares of Common
Stock in accordance with the terms of the note.

(3) Reports a sale by Israel Venture  Partners  Ltd., a Cayman  Islands  company limited by shares ("IVPL"),  of which Mr. Eisenberg is a principal.  IVPL is the sole  constituent  general partner of Israel Seed III Annex Fund, L.P., a Cayman
Islands exempted  limited  partnership  ("Annex"),  which previously held a note convertible  into 75,000  shares of Common  Stock of the issuer at a  conversion price of $3.75 per share.  In connection with its initial public  offering,  the issuer  repaid  one-half  of the  outstanding  balance  of  such  note,  and the remaining  balance of such note was converted into 30,000 shares of Common Stock in accordance  with its terms. On April 14, 2005,  Annex  distributed all 30,000 such shares and currently holds no shares of Common Stock of the issuer.

(4) On April 14,  2005,  Israel  Seed III  (Israel),  L.P.,  an Israeli  limited partnership  of which SMA is the sole  general  partner,  distributed  all 9,372 shares of Common Stock of the issuer to its constituent partners.

(5) On April 14, 2005,  Israel Seed III, L.P., a Cayman Islands exempted limited partnership  of which  IVLP is the sole  general  partner,  distributed  157,227 shares of Common Stock of the issuer to its constituent partners.